CONSENT OF INDEPENDENT AUDITORS


Lord Abbett U.S. Government Securities Money Market Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 19 to Registration Statement No. 2-64536 of our report dated August 3, 1995 appearing in the annual report to shareholders and to the reference to us under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP


New York, New York
October 30, 1995